2004 Executive Stock Incentive Plan
Performance-Based Restricted Stock Unit Award
Three-Year Performance Period

Reynolds and Reynolds (Canada) Limited (the “Company”), hereby awards to Recipient this Performance-Based Restricted Stock Unit (the “Unit”) effective as of the Award Date. This award is subject to all of the terms and conditions of this Unit and The Reynolds and Reynolds Company 2004 Executive Stock Incentive Plan (the “Plan”). Unless otherwise specified, capitalized terms shall have the meanings specified in the Plan. The terms and conditions of the Plan are incorporated by reference and govern except to the extent that this Unit provides otherwise.

Recipient Name:

Award Date:

Vest Date:

Award Number:

Award Shares:

Shares of The Reynolds and Reynolds Company (“Award Shares”) subject to current Performance-Based Restricted Stock Unit (“Current Unit”)

Future

Award Shares:

Shares of The Reynolds and Reynolds Company (“Future Award Shares”) subject to future Performance-Based Restricted Stock Unit (“Future Unit”)

By accepting this Unit, Recipient acknowledges receipt of a copy of the Plan. Recipient represents that Recipient has read and understands the terms of the Plan and this Unit, and accepts this Unit subject to all such terms and conditions. Recipient also acknowledges that he or she should consult a tax advisor regarding the tax aspects of this Unit and that Recipient is not relying on the Company for any opinion or advice as to personal tax implications of this Unit award.

For all purposes of this Unit award, the Performance Period shall mean the three (3) year period beginning on October 1, 2005 and ending on September 30, 2008.

Recipient acknowledges that the Award Shares and Future Award Shares are subject to tax and that the number of Award Shares and Future Award Shares actually received by Recipient will be reduced on account of the Recipient’s tax liability.

IN WITNESS WHEREOF, this Unit has been executed by the Company to be effective as of the Award Date specified hereon.

REYNOLDS AND REYNOLDS (CANADA) LIMITED

By: Finbarr J. O’Neill

Terms and Conditions

1.	Terms and Provisions of Performance-Based Restricted Stock Unit. Under the authority of the Plan, as of the Award Date, the Company has awarded to the Recipient the Unit, which represents a contingent entitlement of the Recipient to receive the Award Shares and Future Award Shares subject to the following conditions:

a. Award of Current Units Subject to Performance.

i.	Service for Entire Performance Period. If the Recipient remains employed by The Reynolds and Reynolds Company and/or a Subsidiary through the Vest Date, then, as of the Vest Date, a percentage of the Current Units that is determined based upon a comparison of the Total Shareholder Return of The Reynolds and Reynolds Company (the “Company TSR”) (as described herein) and the Total Shareholder Return of each company included in the Index (each an “Index TSR” and collectively, the “Index TSRs”) (as described herein) shall vest, and the Recipient shall be entitled to receive such Current Units. Any Current Units awarded pursuant to this subsection that do not vest shall be forfeited and returned to the Company.

ii.	Performance Criteria. If for the Performance Period, the Company TSR places it at or below the 25th percentile when compared to the Index TSRs of the companies reflected on the Index, then none of the Current Units will vest and all shall be forfeited. If the Company TSR places The Reynolds and Reynolds Company above the 25th percentile, then the number of Current Units earned by Recipient will be equal to the product of (a) four percent (4.0%) multiplied by (b) the nearest whole number of percentage points by which the Company TSR, as compared to the Index TSRs, places The Reynolds and Reynolds Company above the 25th percentile, with the resulting product multiplied by (c) the number of Current Units, up to a maximum payout of 100% of the Current Units at or above the 50th percentile. The foregoing is illustrated by the following example: Assume that for the Performance Period, the Company TSR when compared to the Index TSRs, places The Reynolds and Reynolds Company at the 40% percentile. In such circumstance, the Recipient would be entitled to receive an amount equal to 60% of the Current Units (as provided below) and the remaining Current Units will be thereupon forfeited:

1.	Number of percentage points in excess of the 25th percentile = 15 [40th – 25th = 15]

2.	15 x 4% = 60%

iii.	Intervening Qualifying Events. If the Recipient ceases to be employed by The Reynolds and Reynolds Company and/or a Subsidiary prior to the Vest Date because of a Qualifying Event, then, as of the date on which the Qualifying Event occurs, the Recipient shall be entitled to receive the number of Current Units based upon a payout that is determined by using the same formula described in the preceding section, but comparing the Company TSR using The Reynolds and Reynolds Company’s most recently available quarterly results with the “Ending Stock Price” (defined in Section 4 below) being the last trading day of such quarter compared to the Index TSRs for the same period. The foregoing is illustrated by the following example: Assume that six months into the Performance Period the Recipient dies. On the date of Recipient’s death, assume that the Company TSR, determined as if the Ending Stock Price was determined as of the last trading day of the most recently completed quarter for which The Reynolds and Reynolds Company’s financial statements have been published, places The Reynolds and Reynolds Company in the 30th percentile of the Index TSRs for the same period. Therefore, the Recipient’s estate will be entitled to receive twenty percent (20.0%) of the Current Units determined as follows:

1.	Number of percentage points in excess of 25th percentile = 5 [30th – 25th = 5]

2.	5 x 4% = 20.0%

iv.	Other Termination of Employment. If the Recipient ceases to be employed by The Reynolds and Reynolds Company and/or a Subsidiary prior to the Vest Date for any reason other than a Qualifying Event, then, as of the date on which the Recipient’s employment terminates, all Current Units shall thereupon be forfeited and returned to the Company.

b.	Future Award of Units Subject to Performance. Following the end of the Performance Period, the Recipient may be awarded Future Units as additional Performance-Based Restricted Stock Units in accordance with the following terms and provisions:

i.	Service. If the Recipient remains employed by The Reynolds and Reynolds Company and/or a Subsidiary through the Vest Date, then as of the Vest Date, the Recipient may be issued Future Units determined based upon a comparison of the Company TSR and the Index TSRs during the Performance Period as described herein.

ii.	Performance Criteria. If the Company TSR places The Reynolds and Reynolds Company at or below the 50th percentile as compared to the Index TSRs, then none of the Future Units will be issued. If the Company TSR as compared to the Index TSRs places The Reynolds and Reynolds Company above the 50th percentile, then the number of Future Units earned by, and to be issued to, the Recipient will be equal to the product of (a) four percent (4.0%) multiplied by (b) the nearest whole number of percentage points by which the Company TSR places The Reynolds and Reynolds Company above the 50th percentile, with the resulting product multiplied by (c) the number of Future Units, up to a maximum payout of 100% of Future Units when the Company TSR places the Reynolds and Reynolds Company at or above the 75th percentile. The foregoing is illustrated by the following example: Assume that for the Performance Period, the Company TSR when compared to the Index TSRs places The Reynolds and Reynolds Company at the 70th percentile. In such circumstance, the Recipient would be entitled to receive 80.0% of the Future Units determined as follows:

1. Number of percentage points in excess of the 50th percentile = 20 (70th – 50th = 20)

2. 20 x 4.0% = 80.0%

iii.	Termination of Employment within Performance Period. If the Recipient ceases to be employed by The Reynolds and Reynolds Company and/or a Subsidiary during the Performance Period for any reason (including by reason of a Qualifying Event with respect to such Recipient), then the Recipient shall not be issued, or be entitled to receive, any Future Units.

c.	Voting, Dividend and Other Rights, Restrictions and Limitations. Except as otherwise provided in this Unit, the terms of the Plan shall control as to voting, dividends and other rights, restrictions and limitations. Recipient will not be entitled to voting rights, but will receive a cash payment equivalent to any declared dividend on the common stock of The Reynolds and Reynolds Company.

2.	Tax Consequences. Upon exchange of the Current Units and Future Units for Award Shares and Future Award Shares, respectively, the full fair market value of the Award Shares and Future Award Shares will be reported by the Company as employment income to the Recipient. The Company will withhold tax and other amounts required by law to be withheld in respect of this income. Such withholding will reduce the number of Award Shares and Future Award Shares received by the Recipient. Recipients should consult a tax advisor with respect to the tax treatment of holding and disposing of Award Shares and Future Award Shares.

3.	Interpretation. Any dispute regarding the interpretation of this Unit shall be submitted to the Board or the Committee, which shall review such dispute in accordance with the Plan. The resolution of such a dispute by the Board or Committee shall be final and binding on the Company and Recipient.

4.	Certain Definitions. For purposes of this Unit, the following terms shall have the following meanings:

a.	The term “Company TSR” means the compound annual average growth rate during the Performance Period, expressed as a percentage rounded to the nearest hundredth of a percent, in the value of a share of common stock of The Reynolds and Reynolds Company due to stock appreciation and dividends assuming dividends are reinvested during such period. For this purpose, the “Beginning Stock Price” shall mean the closing sale price of a share of common stock of The Reynolds and Reynolds Company as reported on the New York Stock Exchange Composite Transaction Tape on the Award Date (or if the Award Date is not a trading day, the date immediately following the Award Date that is a trading day); and the “Ending Stock Price” shall mean the closing sale price of a share of common stock of The Reynolds and Reynolds Company as reported on the New York Stock Exchange Composite Tape on the date that is the last trading day of the Performance Period. The Company TSR is calculated as follows:

(Ending Stock Price + value of dividends paid and reinvested during the Performance Period) x 1/3

Beginning Stock Price

b.	“Index” means the Standard & Poor’s MidCap 400 Index or, if such index should be discontinued or cease to exist, such other index or comparison group of companies as the Board or Committee shall specify.

c.	“Index TSR” means, for each company reflected on the Index, the compound annual average growth rate during the Performance Period, expressed as a percentage rounded to the nearest hundredth of a percent, in the value of such company’s common stock. It is calculated in a manner consistent with the calculation of the Company TSR from information publicly reported.

5.	Entire Agreement and Other Matters. The Plan is incorporated herein by this reference. This Unit and the Plan constitute the entire agreement of the parties hereto. This Unit and all rights and awards hereunder are void ab initio unless the Recipient agrees to be bound by all terms and provisions of this Unit and the Plan.

6.	Fractional Units. If any calculation of Units to be awarded, forfeited or released from restrictions or limitations would result in a fraction, any fraction of 0.5 or greater will be rounded to one, and any fraction of less than 0.5 will be rounded to zero.

7.	Percentile Calculations. In determining the percentile of the Company TSR and Index TSRs, a fraction of a percentile between 0.1 and 0.4 will be rounded downward and a fraction of a percentile between 0.5 and 0.9 will be rounded upward. For example a percentile of 25.2 will be rounded downward to 25.